Exhibit 10.3

CONSULTING AND

SCIENTIFIC ADVISORY BOARD AGREEMENT

CONSULTING AND SCIENTIFIC ADVISORY BOARD AGREEMENT (the “Consulting Agreement”) shall be effective as of January 1, 2010, between AVEO PHARMACEUTICALS, INC., a Delaware corporation with offices at 75 Sidney Street, 4th Floor, Cambridge, MA 02139 (the “Company”) and Raju Kucherlapti, PhD residing at 6 Wildflower Lane, Weston, MA 02493 (“Consultant”).

Whereas, the Company desires to have the benefit of the Consultant’s knowledge and experience in the development of its technology base, and the Consultant desires to provide consulting services to the Company and serve as a member of the Company’s Scientific Advisory Board all as hereinafter provide in this Agreement; and

Now, Therefore, in consideration of the promises and mutual agreements hereinafter set forth, effective the date hereof, the Company and the Consultant hereby agree as follows:

The Company desires to engage Consultant to perform consulting services for the Company and Consultant desires to perform such services, on the terms and conditions hereinafter set forth.

1.	Academic Responsibility

It is recognized that as a member of the faculty and/or professional staff of Brigham and Women’s Hospital (“BWH”) Partners HealthCare Systems, Inc. and Harvard Medical School (collectively, the “Institute”), Consultant is responsible for a variety of duties at the Institute and is subject, as is this Agreement, to all requirements of the Institute’s Faculty Policy on Integrity in Science/Financial Conflicts of Interest and the BWH Patent Policy, which requirements may constrain in one or more than one aspects the performance of consulting services hereunder.

2.	Term

The period during which Consultant is engaged in a consulting relationship with the Company hereunder is hereafter referred to as the “Consulting Period.” The Company agrees to retain Consultant, and Consultant agrees to serve, on the terms and conditions of this Agreement for a period commencing on the date hereof and ending on December 31, 2011, subject to earlier termination as provided herein. This Agreement may be renewed by mutual consent of both parties.

3.	Duties and Services

3.1 During the Consultation Period, the Consultant shall serve as a member of the SAB and shall render exclusively to the Company or to the Company’s designee such consulting services in the Consultant’s field of expertise and knowledge related to the technologies and business of the Company (the “Services”) and at such times and places as the

Company may from time to time request. The Company shall give the Consultant reasonable advance notice of any consulting services required of the Consultant hereunder.

3.2. All work to be performed by the Consultant for the Company shall be under the general supervision of the Company.

3.3. Consultant shall devote such time and energies as is reasonably necessary to fulfill his obligations hereunder, subject to his commitments to the Institute. Notwithstanding the foregoing, Consultant shall devote 10 days per year, to be reasonably distributed over the year as shall be determined in good faith by the Board of Directors of the Company (the “Board”) or the senior management of the Company that may be designated by the Board (the “Senior Management”), fulfilling his obligations hereunder (the “Time Commitment”). Service by the Consultant on the Board and the Scientific Advisory Board of the Company shall qualify towards satisfaction of the Consultant’s Time Commitment.

3.4. Consultant agrees that he will be available on a reasonable basis for meetings and interactions with the Company. It is understood that Consultant shall be an independent contractor who may be engaged in other employment or who shall render other consulting services during the period of this Consulting Agreement, subject to the limitations of Section 7 hereof. Such consulting services shall not involve any use of Institute facilities, space, materials or other resources, provided that Consultant may use the library and the Consultant’s office.

4.	Compensation

4.1 As compensation for the Consultant’s services hereunder, the Company shall pay Consultant, during the Consulting Period, the lesser of (i) $750 per hour or (ii) $3,000 per day.

4.2 Consultant acknowledges that as an independent contractor he is not entitled to participate in or receive any benefit or right offered to Consultants of the Company under any Consultant benefit plan, including without limitation, medical and health insurance. Consultant acknowledges that the Company will not withhold taxes on any amounts paid to him hereunder and that Consultant is responsible for all tax withholding, social security, unemployment insurance and other similar payments.

5.	Expenses

Consultant shall be entitled to reimbursement for all reasonable, appropriate or necessary travel and other out-of-pocket expenses necessarily incurred in the performance of his duties hereunder in accordance with the then-regular procedures of the Company; provided that any expenses in excess of $2,500 in any calendar quarter shall require written approval, which approval shall not be unreasonably denied or withheld.

6.	Representations and Warranties of Consultant

Consultant represents and warrants to the Company that, to the best of his knowledge, Consultant is under no contractual restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Company hereunder except as set forth in Section 1. Consultant represents and warrants that the Time Commitment contained in Section 3 above is acceptable and consistent, in all respects, with his performance of contractual obligations for the Institute. Consultant represents and warrants that this Agreement has been reviewed by the Institute and to the best of Consultant’s knowledge, the execution and performance of this Agreement is not inconsistent with and will not violate any policies or procedures of the Institute which are applicable to the Consultant. Consultant represents and warrants that, to the best of his knowledge, the execution of this Agreement and the performance of his duties hereunder in no way conflicts with any non-disclosure or confidentiality agreement between the Consultant and any third party. Consultant represents and warrants that Consultant has provided to the Company a list of all consulting agreements, confidentiality and non-disclosure agreements and assignment of inventions agreements to which Consultant is a party.

7.	No Conflict of Interest; Non-Competition.

(a) Consultant agrees not to incur any conflicting obligation without the prior written consent of AVEO. For the duration of the Consultation Period and for two (2) years thereafter, Consultant will not engage in any activity that would compete with AVEO, including, becoming employed by, serving as a consultant for, or serving on an advisory board for another for-profit enterprise that competes directly with AVEO, without the prior written consent of AVEO. Notwithstanding the foregoing, nothing in this Agreement is intended to limit or interfere with Consultant’s performance of his duties and responsibilities to his employer.

Nothing in this Agreement shall be construed to restrict or limit the duties Consultant is performing or may perform in the course of, or incidental to, Consultant’s appointment at the Institute, including but not limited to research sponsored by a third party commercial or governmental entity, nor shall anything in the agreement be construed to restrict or limit Consultant’s right to serve as an Consultant to any hospital, or to any governmental or not-for-profit organization.

(b) During the term of this Agreement and for a period of one (1) year commencing on the expiration or termination (if earlier) of this Agreement, Consultant will not solicit, entice, persuade or induce any individual who is then, or has been within the preceding six-month period, an employee or consultant of the Company or any of its subsidiaries or affiliates to terminate his employment or consulting relationship with the Company or any of its subsidiaries or affiliates or to become employed by or enter into contractual relations with any other individual or entity, and the Consultant shall not approach any such employee or consultant for any such purpose or authorize or knowingly approve the taking of any such actions by any other individual or entity. The term “affiliate” shall mean any person or entity that directly, or indirectly through one or more intermediaries, is controlled or is controlled by, or is under common control of the Company.

(c) Since a breach of the provisions of this Section 7 could not adequately be compensated by money damages, the Company shall be entitled, in addition to any other right and remedy available to it, to an injunction restraining such breach or a threatened breach, and in either case no bond or other security shall be required in connection therewith. Consultant agrees that the provisions of this Section 7 are necessary and reasonable to protect the Company in the conduct of its business. If any restriction contained in this Section 7 shall be deemed to be invalid, illegal, or unenforceable by reason of the extent, duration, or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby.

(d) The provisions of this Section 7 shall survive any termination or expiration of this Agreement.

8.	Patent, etc.

Any interest in patents, patent applications, inventions, technological innovations, copyrights, copyrightable works, developments, discoveries, designs, processes, formulas, know-how, data and analysis, whether patentable or not which Consultant may conceive or reduce to practice or author in the direct performance of consulting services to the Company under this Agreement and in the Field (“Inventions”), shall belong to the Company; provided, however, that in accordance with the Institute’s Patent Policy, the Company shall not obtain any right in or respecting any Invention or related ideas and discoveries which: (a) received direct or indirect financial support from the Institute, including funding from any outside source awarded to or administered by the Institute, or (b) made use of any space, facilities, materials or other resources of the Institute including resources provided in-kind by outside sources. Consultant shall disclose to the Institute’s Office of Corporate Sponsored Research and Licensing, in confidence, all Inventions which are related to Consultant’s research, clinical, or educational activities at the Institute in order to provide the Institute an opportunity to assess, together with the Company, whether the invention is subject to the provisions of this Section 8. As soon as a Consultant conceives of, reduces to practice or authors any Invention, he agrees immediately to communicate such fact in writing to the Company, and forthwith upon request of the Company, Consultant shall assist in the execution of all such assignments and other documents (including applications for patents, copyrights, trademarks, and assignments thereof) and take all such other action as the Company may reasonably request in order to (a) vest in the Company all Consultant’s right, title, and interest in and to Inventions which are the sole property of the Company, and (b) if patentable or copyrightable, to obtain at Company expense patents or copyrights (including extensions and renewals) thereof in any and all countries in such name as the Company shall determine. Time devoted by the Consultant to satisfying the foregoing obligations shall qualify toward satisfaction of the Consultant’s Time Commitment. The provisions of this Section 8 shall survive any termination or expiration of this Agreement.

9.	Confidential Information

(a) All confidential or proprietary information concerning the conduct, affairs, products, Inventions, plans, or other aspects of the Company’s business, prospects or assets or other information relating to the business of the Company or of any customer or supplier of the Company which Consultant may obtain from the Company during the Consulting Period shall not (except in compliance with Section 10 herein) be published, disclosed, or made accessible by him to any other person, firm or corporation either during or after the Consulting Period or used by him, either directly or indirectly, except during the Consulting Period in the business and for the benefit of the Company, in each case without prior written permission of the Company. Consultant shall return all physical evidence of such confidential information to the Company prior to or at termination of his retention as a Consultant by the Company. Notwithstanding the foregoing, the Consultant’s legal counsel may retain a single copy of the confidential information for archival purposes only to provide a record of disclosure for a period of five (5) years following the expiration or termination of this Agreement. As used in this Section 9 “confidential information” shall mean any information developed by or on behalf of, or otherwise acquired by, the Company and regarded by the Company as confidential, except that information which: (i) is generally known and available to the public; (ii) was known to Consultant prior to being obtained from Company hereunder; (iii) was lawfully given to Consultant by an independent third party; (iv) was developed by or on behalf of Consultant independent of being obtained from Company hereunder. (v) becomes public knowledge without breach by Consultant of any obligations of confidence to the Company, (vi) Consultant is obligated to produce by operation of law, or (vii) is necessary to disclose for the protection of patient safety or prevention of imminent danger to the public.

(b) The provisions of this Section 9 shall survive the expiration or termination of this Agreement for a period of five (5) years.

(c) The rights of the Company, and the obligations of the Consultant set forth in Sections 7(a), 8, and 9, including without limitation any interest in Inventions, are subject to and limited by rights of the Institute, including without limitation any interest in Inventions, growing out of its relationship with Consultant.

10.	Publications

The Consultant shall provide the Company with an early draft copy of any proposed publication of research results within the Field or any other such area that may be competitive with the business of the Company. If the Company informs the Consultant, within fifteen (15) days of receipt of an advance copy of a proposed publication which conveys the content of a final publication that such publication in its reasonable judgment could be expected to have a material adverse effect on any of its intellectual property, the Consultant shall, to the extent permitted by the policies and procedures of the Institute and any agreements to which he is a party, delay or prevent such publication as proposed for a period not to exceed thirty (30) days to permit the timely preparation and filing of a patent application(s) or application(s) for a certificate of invention on the information involved; provided that the Company will use its reasonable best efforts to review and prepare and file any such patent application(s) or application(s) for a certificate of invention as quickly as quickly as possible.

11.	Termination

(a) Notwithstanding anything herein contained, on or after the date hereof and prior to the end of the Consulting Period:

(i)	either party may terminate this Agreement at any time without cause, upon 30 days written notice, or immediately upon Cause.

(ii)	this Agreement shall terminate automatically if Consultant shall be unable to discharge his duties hereunder by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted for a period of not less than nine months in any eighteen month period.

(iii)	this Agreement shall terminate, if the Consultant shall die, on the date of Consultant’s death.

For the purposes of this Agreement, “Cause” for termination shall be deemed to exist upon (a) a good faith finding by the Board, of the willful failure by the Consultant to perform the Time Commitment, (b) a good faith finding by the Board of material failure by the Consultant to perform Duties as requested the Board or Senior Management, (c) Consultant’s intentional or reckless disregard of the rules or policies of the Company made known to him, or material breach of any agreement with the Company (including this Agreement), (d) a good faith finding by the Board, material dishonesty, gross negligence, material misconduct or fraud on the part of the Consultant, or (e) the conviction of the Consultant of, or the entry of a pleading of guilty or nolo contendere by the Consultant to, any crime involving moral turpitude or any felony; provided that, in the case of clauses (a), (b) or (c) above, the Consultant shall be given written notice of such failure and a period of fifteen (15) business days to remedy such failure, with the determination as to whether such remedy has occurred to be made solely by the Board, acting in good faith and exercising reasonable judgment.

12.	Survival

Sections 7, 8, 9, 19, and 20 hereof shall survive termination of this Agreement.

13.	Entire Agreement; Modification

This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

14.	Notices

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed, return receipt requested, or delivered against receipt to the party to whom it is to be given at the address of such party set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 14). Notice to the estate of Consultant shall be sufficient if addressed to Consultant as provided in this Section 14. Any notice or other communication given by certified mail shall be deemed given three days after the time of certification thereof, except for a notice changing a party’s address which shall be deemed given at the time of receipt thereof.

15.	Waiver

Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provisions of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing, signed by the party giving such waiver.

16.	Binding Effect

Consultant’s rights and obligations under this Agreement shall not be transferable by assignments or otherwise. The provisions of this Agreement shall be binding upon and inure to the benefit of Consultant and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and its successors and assigns. The term successors and assigns shall include any Company, partnership, association or other entity which buys all or substantially all of the Company’s assets, stock or with which it merges or consolidates.

17.	Headings

The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

18.	Counterparts; Governing Law

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws.

19.	Use of Name

Neither the name of the Consultant nor that of BWH, nor Partners HealthCare System, nor any variation thereon nor any variation thereon nor adaptation thereof may be used in any advertising, promotional or sales literature, or other publicity without the prior written approval of the party whose name is to be used, which approval shall not be unreasonably withheld.

20.	Indemnification

The Company shall indemnify, defend and hold harmless Consultant and Consultant’s successor, heirs and assigns and BWH and its trustees, employees and staff (“Indemnitees”) against any liability, damage, loss or expense (including reasonable attorneys’ fees and expenses of litigation) incurred by or imposed upon the Indemnitees or any one of them in connection with any claims, suits, actions, demands other than any liability, damage, loss or expense resulting from Indemnitee’s bad faith, wrongful misconduct or gross negligence or judgments arising from the good faith performance of the consulting services by Consultant.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

AVEO PHARMACEUTICALS, INC.	CONSULTANT

/s/ Murray O. Robinson	/s/ Raju Kucherlapati
Murray O. Robinson, PhD	Raju Kucherlapati, PhD
Senior Vice President, Translational Research
Co-chair of the Scientific Advisory Board